Exhibit 10.b

                     LEADVILLE MINING & MILLING CORPORATION

                           76 Beaver Street, Suite 500

                            New York, New York 10005

                                  March 6, 2001

International Northair Mines Ltd.
625 Howe Street, Suite 860
Vancouver, British Columbia  V6C 2T6

Attention:        Mr. Frederic G. Hewett, President

Dear Sirs:

     Pursuant to the ongoing discussions we have had, this letter is to confirm the terms and conditions under which Leadville Mining & Milling Corporation and/or a wholly-owned Mexican subsidiary of Leadville (collectively "Leadville"), and International Northair Mines Ltd. and Grupo Northair de
Mexico, S.A. de C.V., a wholly owned Mexican subsidiary of International Northair Mines Ltd. (collectively "Northair"), have agreed to enter into arrangements regarding the Lobos and Los Lobitos concessions (the "Concessions") in the municipality of Culiacan, in the state of Sinaloa, Mexico (together with any and all ancillary rights thereto herein referred to as the "Lobos Properties" or the "Lobos Project"), as set forth below.

        Concession                Concessionaire              Expediente            Titulo             Hectares
        ----------                --------------              ----------            ------             --------
        Los Lobos                 Grupo Northair                95/1.1/11418          212328                2857
        Los Lobitos               Enrique Coronel                95/1.1/8967          203468                 143

         Shown and attached as Schedule A.

     The parties agree that this letter is intended to and does constitute a binding agreement, notwithstanding any past, present or future assurances to the contrary and until the parties execute a formal option agreement (the "Option Agreement") the obligations of the parties shall be governed by this letter agreement.

     Northair hereby grants to Leadville the exclusive right to earn an undivided 51% interest in Northair's interest in the Lobos Project upon the terms and conditions set forth below. All dollar amounts set forth herein are in United States dollars.

A.   GENERAL POINTS

     1. Leadville has the right to earn an undivided 51% interest in Northair's interest in the Lobos Project and any interests in real property within the surrounding Area of Interest as defined below in Sec. A(2), and the parties will have a joint venture arrangement effective upon Leadville's earning that 51% interest.

     2. The Area of Interest is defined as all lands within five kilometers of the perimeter of the Los Lobos Concession. Leadville will assume all costs for any potential land acquisitions agreed to by both of the parties during the earn-in period (as defined below) that are within the Area of Interest, all of which will form part of the Lobos Project.

     3. Upon the execution of this letter agreement, Northair will provide or make available to Leadville for review and copying all title, environmental, metallurgical, engineering, geological, geochemical and other documentation relating to the Lobos Project. Leadville will have a 30 day period (the "Due Diligence Period") following signing of this letter to complete a due diligence review of (a) title to, (b) surface ownership or other surface rights pertaining to, and (c) environmental conditions at, or affecting the Lobos Project, and Northair agrees to fully cooperate with Leadville in facilitating such reviews. If Leadville is not satisfied with the results of its due diligence, it may notify Northair that it does not desire to proceed with this agreement, in which case this letter agreement will terminate and Leadville will have no further obligations hereunder. The parties agree that this letter agreement and its contents are intended to be confidential and are not to be disclosed to or discussed with any third party, except to legal counsel and consultants assisting Leadville in its evaluation of or the conduct of activities on the Concessions, or to the extent disclosure is required by law or stock exchange rule (provided that either party, after providing the other with notice and a reasonable opportunity to comment on the language, may issue a press release announcing the signing of this letter agreement).

     4. Leadville will provide Northair with appropriate corporate information during the Due Diligence Period to ensure to Northair's reasonable satisfaction that Leadville has the financial capabilities to undertake its obligations hereunder. If it is not reasonably satisfied that Leadville has the financial capabilities to undertake such obligations, Northair may notify Leadville in writing that it desires to terminate this letter agreement (in which case the provisions of Sections B.1 and B.2 will apply and Leadville will have no further obligations under this agreement), so long as such notice is received by Leadville on or prior to the last day of the Due Diligence Period.

     5. The "earn-in period" for Leadville will commence at the date of signing this letter agreement and will continue until all obligations in Sections B and C have been met (the "Earn-In Period"). Following completion of the earn-in obligations as set out in Sec. B and C, Leadville will have earned an undivided 51% of Northair's interest in the Lobos Project. Leadville will solely fund all expenses for the project during the Earn-In Period and, in order to retain its interest in this letter agreement, will perform "Exploration, Development and Related Work" which includes all operations and activities of Leadville on or relating to the Lobos Property for purposes of determining ore reserves and mineralization, and for purposes of development of ores, minerals and mineral substances and materials of any kind and character whatsoever ("Valuable Minerals") from the Lobos Property including, without limitation, the right to enter upon the Lobos Property for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for Valuable Minerals, and to construct and use buildings, roads, power and communication lines, and to use so much of the surface of the Lobos Property in such manner as Leadville deems necessary for the enjoyment of any rights and privileges granted to Leadville hereunder or otherwise necessary to effect the purposes of this letter agreement. All costs or fees, expenses, liabilities and charges paid or incurred by Leadville which are related to Exploration, Development and Related Work conducted during the earn-in period, including without limitation those costs or fees, expenses, liabilities and charges described on Appendix I hereto are herein defined as "Exploration and Development Expenditures." If Leadville does not fulfill all of the obligations required for it to earn its 51% interest by June 30, 2004, this agreement will terminate, and Leadville will have no further obligations to Northair other than obligations accrued to the date of termination.

     6. Northair grants to Leadville the exclusive right to enter upon the Lobos Property during the Earn-In Period for the purpose of conducting Exploration, Development and Related Work.

     7. During the Earn-In Period, a technical committee (the "Technical Committee"), with two members each from Northair and Leadville, will be designated to advise on exploration. The parties hereby agree to an exploration program for the first and second phases of activities as set forth on Schedule C attached hereto, although Leadville will have no obligation to fund or conduct any such activities, except on a cumulative basis as required under Section C.3 to earn its 51% interest. The Technical Committee will be free to advise Leadville during the earn-in period, but Leadville will have final authority to carry out such exploration activities as it desires in its sole discretion. Certain of the exploration activities will be carried out by Northair on behalf of Leadville, as discussed in Section A.8 below.

     8. During Leadville's first phase of exploration ("Phase One"), and the second phase of exploration ("Phase Two"), if carried out (see Section
          B), Jim Robinson (an employee of Northair) will direct and manage all exploration activities contemplated under Schedule C, subject to modification as set forth in Section A.7 above. Field assistance will be provided by Jim Robinson, a Mexican geologist based in Culiacan, and local laborers as needed (all of whom other than Jim Robinson shall be hired as an independent contractor or consultant and not as employees of either Northair or Leadville). Leadville reserves the right to direct expenditures, and make changes in the nature, scope and timing (Phase Two only) of the exploration programs for Phases One and Two. During Phases One and Two, Jim Robinson shall not be deemed an employee of Leadville in any manner whatsoever and Northair shall remain responsible for all fringe benefits, employment and payroll taxes, worker's compensation insurance, and other employment-related benefits and obligations.

     9. Northair will incur expenditures related to the conduct of Exploration, Development and Related Work during Phases One and Two only with the written approval of Leadville. Northair will make a written request for such approval at least 10 days prior to the date it plans to incur such expenditures. Northair will charge Leadville an administration and management fee of 10% of all costs associated with the Lobos Project and incurred by Northair with Leadville's approval, with the exclusion of underlying option payments and Jim Robinson's salary. No charge will be made for any head office overhead expenses unless they are directly related to the Lobos Project. Both companies are expected to maintain standard accounting procedures for the project. Each company has the right to review expenses incurred by the other company upon a 30 day notice. To the extent such approved expenditures are incurred by Northair during Phases One and Two, unless their propriety is being contested by Leadville, Leadville shall reimburse Northair for such expenditures not later than 30 days after its receipt of an invoice for the same.

     10. Leadville has the right to request continued use of Northair's personnel (including Jim Robinson) and logistical support (which Northair will provide if possible) for any or all future exploration programs following completion of Phases 1 & 2.

     11. Northair will be responsible for insuring that the Concessions are in good legal standing at the time of executing this letter; including payment of taxes, filing work commitments, and registering the underlying option agreement with appropriate governmental agencies. Northair represents and warrants the matters outlined in Appendix II. All such representations and warranties shall remain true and correct throughout the Earn-In Period.

     12. Leadville represents and warrants to Northair the matters outlined in Appendix III. All such representations and warranties shall remain true and correct throughout the Earn-In Period.

     13. During the earn-in period Northair will be responsible for keeping the Concessions in good legal standing, including payment of holding costs and registering proofs of labor (Comprobacion de Trabajos). Leadville will prepay Northair upon 30 days prior written request for those holding costs and any related filing fees (provided that Northair may not request prepayment for such costs and fees more than 45 days prior to their due date). Northair will prepare all filings and related paperwork and provide copies of the same to Leadville as early as is practicable prior to the date such payments are due, and will provide proof that all payments required to be made to maintain the Concessions in good standing have been made not later than 10 days prior to the date such payments are due.

     14. Leadville will agree to register an official Spanish translation of the Option Agreement with the appropriate governmental agencies within a reasonable time period after the execution of the Option Agreement. Once the Option Agreement has been registered in Mexico, Leadville will be responsible for payment of any IVA taxes to the "Hacienda" and attributable to payments made by Leadville under the Option Agreement. Northair and the owner of the Los Lobitos concession will provide Leadville with "Facturas" that satisfy all the requirements of applicable Mexican tax laws, indicating receipt of all cash payments, and also indicating the amounts of "IVA" paid.

     15. To the extent that Northair carries out work for Leadville during the Earn-In Period, Northair will supply Leadville summary reports and related maps of all work completed under the direction of Jim Robinson. If Leadville performs exploration programs independently following completion of Phases 1 & 2, Leadville agrees to supply Northair with short bi-monthly reports summarizing exploration activities and results. Formal annual summary and accounting reports will be delivered to Northair for each calendar year, prior to February 15 of the following year.

     16. Either company, regardless of who is managing exploration programs, will be granted full field access to the Lobos Property at that party's sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with the other party's safety rules and regulations, and in a reasonable manner so as not to interfere with on-going operations, to go upon the Lobos Property for the purpose of confirming that the other party managing the exploration program is conducting its operations in the manner required by this letter agreement. Each party shall indemnify and hold the other harmless from all claims for damages arising out of any death, personal injury or Lobos Property damage sustained by the inspecting party, its agents or employees, while in or upon the Lobos Property, whether or not the inspecting party, its agents or employees are in or upon the Lobos Property pursuant to this Section A.16, unless such death, injury or damage is due to the other party's gross negligence or willful misconduct. If requested by either party, the inspecting party, its agents and employees will confirm in writing their waiver of claims against the other party.

     17. Following completion of commitments outlined in Sec. B, Leadville may terminate this letter agreement at any time subject to a 45 day written advance notice to Northair. All original files and maps will be delivered to Northair within 60 days following formal termination. Any data in digital format will also be delivered as such.

     18. Both companies have the right to sell or transfer all or any part of their interest in this agreement and the Lobos Project to any third party, upon the prior written consent of the other party (not to be unreasonably withheld), so long as the transferee agrees to be bound by the terms of this agreement. No such consent will be necessary for an assignment by Leadville to a Mexican subsidiary, wholly-owned by Leadville and another subsidiary company. If either Leadville or Northair chooses to transfer all or any part of their interest in this Agreement and the Lobos Project to a third party, they will allow the other company (Leadville or Northair) a preemptive right to acquire that interest (subject to details as to notices and time frames as agreed to in the Option Agreement).

     19. Each party agrees to keep confidential and not disclose to any third party or the public any of the "Program Results" or any data or information derived from the Program Results except

          (a)  to the extent required by

                (i) law or regulation;

               (ii) any rule, policy,  guideline or instrument of any securities commission or stock exchange binding on a party; or

              (iii) the   order  of  a  court  or   regulatory   agency   having
                    jurisdiction;

          (b) where the other party has given its prior consent, which consent shall not unreasonably be withheld.

          Neither party will be allowed to disclose any Program Results in a news release or other public statement unless that party has first afforded the other party reasonable opportunity of not less than one business day to review and comment on the proposed release or statement.

     20. All Exploration and Development Expenditures will apply to activities carried out on or related to any lands acquired within the "Area of Interest" defined in Schedule A.

     21. Leadville, if it so desires, will be allowed 100% of the tax deductions for exploration expenses while it is expending 100% of exploration dollars under this letter agreement, and the parties agree in the Option Agreement to make such reasonable adjustments to the structure of their relationship as are necessary to accomplish that purpose. Leadville shall be entitled to control all U.S. tax elections pertaining to activities carried out under this letter agreement.

     22. Each of the parties agrees to indemnify the other for all damages, costs, fees and expenses (including reasonable attorneys' fees) incurred by the other party and arising out of or related to any breach by the indemnifying party of representations, warranties or covenants contained in this letter agreement.

B.   COMMITMENTS

     Exploration Phase One is defined as the first phase of exploration following signing of this letter agreement. Phase One will begin during March, 2001 and end during June, 2001. No interpretive results, assays or other results of the program will be made available by Northair to Leadville until the Due Diligence Period has expired. Additional office time will be required for data compilation, reports, maps and accounting. Upon execution of this letter agreement, unless Leadville notifies Northair of its intent to withdraw from this agreement on or prior to the last day of the Due Diligence Period, Leadville agrees, without the option of withdrawal from this letter agreement, to complete the following items:

     1. Payment to Northair of $20,000 (payable upon signing this letter agreement) of which $15,000 will be refunded to Leadville if Leadville elects not to proceed with this agreement on or prior to the expiry of the Due Diligence Period.

     2. Reimbursement of a concession holding payment of $8,250 made by Northair on February 26, 2001 to the underlying property owner (payable upon signing this letter agreement).

     3. Reimbursement of option payment of $23,000 due on May 26, 2001 to the underlying property owner.

     4. Completion of Phase One, a minimum of 1000 meters of RVC drilling on the Lobos Property and associated Exploration and Development Work to be completed by June 15, 2001, unless impeded or stopped by unforeseen problems, including "acts of God".

     5. Leadville agrees to demonstrate that sufficient funding is in place to fund all points in Phase One, by placing funds, on a monthly basis, in an amount estimated to cover the next month's expenses, in advance, in an account earmarked for funds to be spent on the Lobos Project, or other means sufficient to demonstrate its financial capabilities to complete the Exploration and Development Work contemplated under Phase One.

C.   TERMS FOR LEADVILLE TO EARN 51%

     1.   Cash Payments to Northair

          (a) The payments referred to in Sections B.1 and B.2 ($20,000 at signing this letter agreement, as well as reimbursement of February 26, 2001 option payment totaling $8,250 on execution of this letter agreement).

          (b)  $30,000 on January 1, 2002 or any earlier date.

          (c)  $50,000 + IVA on January 1, 2003 or any earlier date.

          (d)  $60,000 + IVA on January 1, 2004 or any earlier date.

     2.   Share Issuances to Northair

          (a) 30,000 unregistered, legended and restricted shares of Leadville on July 1, 2001 or any earlier date.

          (b) 40,000 unregistered, legended and restricted shares of Leadville on July 1, 2002 or any earlier date.

          (c) 50,000 unregistered, legended and restricted shares of Leadville on July 1, 2003 or any earlier date.

     3. Work Expenditures by Leadville. $1,500,000 in cumulative Exploration and Development Expenditures on or before June 30, 2004 provided that to the extent that Leadville has not incurred the required amount of Exploration and Development Expenditures, Leadville may elect to make a payment to Northair which shall equal the sum of $1,500,000 less the Exploration and Development Expenditures actually incurred by Leadville during that period.

     Leadville will provide Northair with a written statement of Exploration and Development Expenditures, certified as being complete and accurate by Leadville, within 60 days after June 30, 2004, and will make available for review by Northair during normal business hours, for a period of six months thereafter, backup invoices, statements and the like verifying such expenditures promptly upon Northair's written request. Leadville may satisfy any work requirement deficiency by the payment to Northair of any agreed-upon deficiency within 30 days after any reported expenditure has been determined not to be a valid
Exploration  and  Development   Expenditure,   or  if  the  amount  of  required
Exploration and Development Expenditures has later been determined to be deficient.

     4. Underlying Agreement. Upon completion of Phase One, Leadville agrees to assume the payment options under the underlying option agreement, including the buy-out on May 26, 2004 which amount will be included in the $1,500,000 in cumulative Exploration and Development Expenditures. Leadville agrees that it will be obligated to make any payment due under the underlying option agreement, or tax payment required to hold either Concession, if it gives notice of termination to Northair less than 45 days prior to any due date. A separate schedule of payments for the underlying option agreement is appended as Schedule B.

     Upon completion of the earn-in requirements set out in Sec. C, Leadville shall be deemed to be irrevocably and immediately vested in an undivided 51% interest in the Lobos Property and, Leadville shall have the right to immediately acquire and receive from Northair an undivided 51% interest in and to the Lobos Property, and not later than five days after receiving notice of the same, Northair shall deliver to Leadville recordable and registrable conveyances in a form reasonably acceptable to Leadville (considering that the objective would be the recordation of the conveyances with the Public Mining Registry) and in substance consistent with the title representations made by Northair and reasonably acceptable to Leadville's counsel, such conveyances covering both the Lobos Concession and Northair's interest in the Lobitos Concession.

D.   DEFAULT

     Any failure to complete the above terms in Sections B and C constitutes a default by Leadville subject to receipt of a notice of default and a reasonable opportunity (not to exceed 30 days) to cure or diligently commence to cure the same and subject to Leadville's right to dispute the existence of an event of default, resulting in automatic termination of this agreement and no further obligations owed by Leadville to Northair except obligations accrued to the date of termination.

E.   JOINT VENTURE

     Upon Leadville having completed all items in Sections B and C it will have earned an undivided 51% interest in the Lobos Project, and the relationship of Northair and Leadville in proceeding with development of the Lobos Project will be governed in accordance with the terms of an agreement (the "Joint Venture Agreement") to be negotiated, prepared and finalized between the parties acting diligently and in good faith forthwith after the earning of the interest, using the Rocky Mountain Mineral Law Foundation Forms 5 and 5A as models, which agreement will contain the following minimum terms together with such other terms and conditions as the respective counsel for Northair and Leadville may reasonably request, and modified as necessary to comply with applicable Mexican law, in order that the affairs of Northair and Leadville in respect of the Lobos Project may be reasonably carried out as a joint venture operation (the "Joint Venture").

     1. the objectives of the Joint Venture will be to acquire, explore, develop and if feasible, to place the Concessions or some part thereof into commercial production;

     2. the affairs of the Joint Venture will be under the direction and control of a management committee (the "Management Committee") comprised of two (2) representatives of the Leadville and two (2) representatives of Northair;

     3. voting in the Management Committee will be decided by majority vote and will be on the basis of one (1) vote for each percentage point of undivided beneficial interest of a party in the Joint Venture and in the Lobos Project and other assets of the Joint Venture (a "Participating Interest"), provided that in the case of a deadlock the Operator will have a further deciding vote;

     4. Leadville will initially be the operator of the Joint Venture (the "Operator"). The Operator will have the responsibility to carry out the directions of the Management Committee and have such other powers and duties as are required to carry out that function. The Operator will establish and maintain full, complete and separate financial and other records for the Joint Venture which will be available for inspection by Northair, and will provide detailed expenditures and progress reports to Northair on a timely basis. Information related to press releases will be mutually and reasonably agreed upon. Leadville will provide access to ongoing information including copies of records and reports, as required. The Operator will have the right to charge a fee for overhead, management and other unallocable costs equal to 10% of expenditures up to commencement of a production program. The Management Committee will determine the Operator fees during production and may adjust such fees from time to time on the basis that the Operator should neither gain nor lose financially for acting in such capacity. If the interest of Leadville is diluted to less than 50%, Northair will become the Operator;

     5. all Joint Venture activities will be performed pursuant to programs and budgets approved in advance by the Management Committee ("Approved Programs and Budgets"). The Operator will prepare and submit proposed programs and budgets to the Management Committee on or before 60 days after completion of the last program, on or before November 15th in each year if no program and budget has been approved or completed in that year. The Management Committee will meet and approve a program and budget for the next year by December 15th of the prior year if there was no program in such prior year, or within 30 days after the proposed program was submitted, if there was a program in the prior year;

     6. each party will pay that cost share of each Approved Program and Budget in which it elects to participate that is proportional to its Participating Interest and shall have a period of 60 days from the date of approval of a budget in which to pay its share. A party may decline to participate in an Approved Program and Budget in which case its Interest will be reduced as provided in Section E.7 below;

     7. if a party declined to participate in a proposed program and budget, it will be diluted as per Section F;

     8. each party has a preemptive right to acquire the interest of the other party if that party wishes to dispose of all or a portion of its Participating Interest in the Joint Venture;

     9. each party will have the right to take its share of mineral products of the Joint Venture in kind upon reasonable advance notice to the Operator and so long as such election does not interfere with existing contractual relationships;

     10. if a party defaults in paying its share of Joint Venture expenditures related to an Approved Program and Budget in which it elected to participate, it will be precluded from participating in future Approved Programs and Budgets and its Interest will be reduced in the manner set forth in the Rocky Mountain Mineral Law Foundation Form 5A; and

     11. if the Management Committee elects to bring in a major mining company at arm's length to each party to develop the Mineral Claims to the point at which a production decision can be made, each of Northair and Leadville will negotiate in good faith with the major mining company to reach an agreement consistent with the Canadian mining industry standards for properties equivalent in size and stage of development to the Lobos Project to enable the major mining company to acquire up to a 60% interest in the Lobos Project. Each of Northair and Leadville will proportionately reduce its respective interest in the Lobos Project to enable the major mining company to earn an interest.

F.   DILUTION

     If a party elects not to participate fully in a proposed program and budget, then that party's interest will be reduced in accordance with the formula set forth in the Rocky Mountain Mineral Law Foundation Form 5A. Once a parties' interest has been diluted to 10%, it's interest will be determined as follows:

     Leadville will have no interest (provided that if such dilution occurs as part of a joint venture arrangement of the kind set forth in Section E.11, Leadville will be diluted to a 1% NSR interest).

     Northair will be diluted to a 1% NSR interest.

     Until the Joint Venture Agreement is executed and delivered under Mexican laws, the Joint Venture will be governed by the provisions of this letter agreement or the Option Agreement. This letter agreement will be governed by Colorado law, without regard to its rules as to conflicts of law.

     The execution of this letter shall constitute the binding agreement of Northair to refrain from entering into discussions, negotiations or agreements with any third party regarding the conveyance of any interest in the Lobos Project, the sale of Grupo Northair de Mexico, or any joint venture, farm-out or other arrangement affecting activities at the Lobos Project. In addition, the parties agree to work diligently and in good faith towards the negotiation of the terms and conditions of the Option Agreement during the Due Diligence Period. If the foregoing is acceptable to Northair, please so indicate by executing duplicate originals of this letter of intent in the space provided below, and returning one fully-executed original to me. The parties agree that faxed and/or counterpart copies of this letter agreement may serve as originals for all intents and purposes.

                                  Yours very truly,

                                  s/ Jack V. Everett

                                  Jack V. Everett, Vice President and Director, Leadville Mining & Milling Corporation


Accepted and agreed to this 6th day of March, 2001.

s/Fred Hewett
--------------------------------------------

Fred Hewett
President, International Northair Mines Ltd.

                                   APPENDIX I

"Exploration and Development Expenditures" include the following (whether incurred directly by Leadville or its consultants or reimbursed by Leadville to Northair):

(a) All costs and expenses incurred in conducting exploration and prospecting activities on or in connection with the Lobos Property, including, without limitation, the preparation of feasibility studies, the active pursuit of required federal, state or local authorizations or permits and the performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

(b) All expenses incurred in conducting development activities on or in connection with the Lobos Property, the active pursuit of required federal, state or local authorization or permits and the performance of required environmental protection or reclamation obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for Valuable Minerals, and other activities, operations or work performed in preparation for the removal of Valuable Minerals from the Lobos Property;

(c) All costs of acquiring interests in real property within the Area of Interest;

(d) All costs incurred in performing any reclamation or other restoration or clean-up work required by any federal, state or local agency or authority;

(e) Salaries, wages, expenses and benefits of Leadville's employees or consultants engaged in operations relating to the Lobos Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Lobos Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Lobos Property;

(f) All costs incurred in connection with the preparation of feasibility studies and economic and technical analyses pertaining to the Lobos
     Property, whether carried out by Leadville or by third parties under contract with Leadville;

(g) Taxes and assessments, other than income taxes, assessed or levied upon or against the Lobos Property or any improvements thereon situated thereon for which Leadville is responsible or for which Leadville reimburses Northair;

(h) Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations relating to the Lobos Property; provided, however, that equipment owned and supplied by Leadville shall be chargeable at rates no greater than comparable market rental rates available in the area of the Lobos Property;

(i) Costs and expenses of establishing and maintaining field offices, camps and housing facilities;

(j) Costs incurred by Leadville in examining and curing title to any part of the Lobos Property or any interest in real property within the Area of Interest, in maintaining the Lobos Property or any interest in real property within the Area of Interest whether through the performance of labor or paying required holding costs, in making required payments or performing other required obligations under the underlying option agreement, in satisfying surface use or damage obligations to landowners, in defending title and rights to the use of the Lobos Property from actions by private parties or governmental agencies, or in conducting any analyses of the environmental conditions at the Lobos Property; and

(k) An additional 5% as overhead on all costs and expenses described in (a) through (j) above (except for equipment owned and supplied by Leadville).



                                     AppI-2

                                   APPENDIX II

For Northair:

(a) Due Organization. Each of the corporations comprising Northair is duly incorporated, validly existing and in good standing, under the laws of the jurisdictions in which it was formed.


(b) Due Authorization. Each of the corporations comprising Northair has the full corporate power and authority to enter into and perform this letter agreement and to consummate the transactions contemplated hereby. The execution and delivery of this letter agreement by each of the corporations comprising Northair, the consummation of the transactions contemplated hereby, and the performance by each of the corporations comprising Northair of all of its obligations under this letter agreement have been duly authorized and approved by such corporation. This letter agreement has been duly executed and delivered by duly authorized officers of the corporations comprising Northair.

(c) Enforceability. This letter agreement constitutes the legal, valid and binding obligation of each of the corporations comprising Northair enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors' rights, or by general equitable principles.

(d) No Conflict. Neither the execution and delivery of this letter agreement by either of the corporations comprising Northair, nor the consummation by either of the corporations comprising Northair of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificates of incorporation, articles of incorporation, by-laws of such corporation, any law applicable to it or its properties or assets, or any order, writ, injunction, judgment or decree of any governmental authority or any arbitration award applicable to it or its properties or assets.

(e) No Contract Conflict. Neither the execution and delivery of this letter agreement by either of the corporations comprising Northair, nor the consummation by either such corporation of the transactions contemplated hereby, will conflict with or result in a breach of or give rise to a default or violation on the part of such corporation under any obligation, license, letter agreement, contract, plan, or other arrangement to which it is a party or by which it is bound.

(f) No Litigation Conflict. There is no action, suit or proceeding pending or, to the knowledge of either of the corporations comprising Northair, threatened against or affecting either such corporation or any of its properties or assets, at law or in equity, or before any governmental authority, which would be reasonably likely to interfere with its ability to consummate this letter agreement or the transactions contemplated hereby.

(g) Regulatory Approvals and Third Party Consents. Except for the consent of the Canadian Venture Exchange (which, if it is not obtained, will require the refund by Northair to Leadville of all payments made by Leadville under Section B), no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by either of the corporations comprising Northair from or to any governmental authority or any third party in connection with the execution, delivery and performance by it of this letter agreement or the transactions contemplated hereby.

(h) Title to Mining Concessions and Surface Rights. The entity or individual listed as holding title to each of the Concessions holds good title to that Concession free and clear of all claims, liens, encumbrances and defects arising by, through or under either of them, and Northair has sufficient legal and contractual rights under Mexican law, including rights to use the surface of the Concessions, to allow Leadville to conduct Exploration and Development Work as contemplated under this letter agreement. All actions required to be performed and made all payments of holding costs and taxes or other assessments necessary to keep each of the Concessions in good standing under the Mexican Mining Law ("Ley Minera"), the Regulations of the Mining Law ("Reglamento de la Ley Minera"), and the administrative rules derived therefrom, through the date of execution of this letter agreement, have been made.

(i) Compliance with Underlying Agreement. Northair has conducted all of its activities on the Concessions in compliance with the underlying option agreement, and has timely made all payments and performed all of its obligations thereunder. The underlying option agreement remains in full force and effect and Northair has not taken or failed to take any action which could give rise to a default thereunder.

(j)  Environmental  Compliance.  To  the  best  of  knowledge  of  each  of  the corporations comprising Northair, (i) all activities and operations undertaken at the Lobos Project have been in material compliance with all applicable federal, state and local environmental laws and other laws designed for the protection of human health and safety, and (ii) there are no (A) adverse environmental conditions at any of the concessions or (B) administrative proceedings for environmental issues pending before any Mexican authorities with jurisdiction.

(k) Compliance with Laws. To the knowledge of each of the corporations comprising Northair, all activities and operations on the Concessions have been performed in material compliance with all laws, rules and regulations of all governmental authorities.

(l) No Commissions. Neither of the corporations comprising Northair has retained any broker, investment banker or other person or entity entitled to any commission or similar compensation in connection with this letter agreement or the transactions contemplated by this letter agreement.

(m) Royalties. There are no advance or production royalties payable in connection with the production of ores or minerals of any kind derived from the Lobos Property, other than the 2% NSR due under the underlying option agreement.

                                    AppII-2

(n) Investment Intent. Northair is acquiring the shares of Leadville common stock solely for its own account with the present intention of holding that stock for investment purposes only and it has no present intention of distributing that stock in violation of applicable securities laws. Northair acknowledges that the Leadville common stock has not been registered under the U.S. Securities Act of 1933 or any state securities law, and is being sold in reliance on exemptions from such registration requirements that are available only if those shares of Leadville common stock are not being offered to the public and are being acquired for investment and not with a present view to their distribution or sale.

(o) Acknowledgement of Restrictions. Northair recognizes that the Leadville common stock is subject to certain restrictions on transfer under applicable securities laws; and that a legend identifying those restrictions will be placed on the certificates representing that stock. Northair agrees that it will in no circumstances attempt to sell or dispose of any portion of the Leadville common stock except in accordance with applicable securities laws.

(p)  Private Placement Representations.

     (i) Northair can bear the economic risk of losing its entire investment in the Leadville common stock and can afford to hold the Leadville common stock for an indefinite period of time.

     (ii) Northair has reviewed Leadville's most recent financial statement and other Leadville financial information, and Leadville annual and quarterly reports on forms 10-Q and 10-K or otherwise for the previous three years (collectively, the "Reports") and is otherwise familiar with Leadville's financial condition, and confirms that all requested documents, records and books pertaining to its investment in Leadville have been made available or delivered to it.

     (iii)Northair has had the opportunity to ask questions of, and receive answers from, representatives of Leadville concerning its investment in the Leadville common stock, and has otherwise received whatever additional information it deemed necessary to verify the accuracy of the information contained in the Reports.

(q) Investigations. Northair is familiar with the mining industry, current conditions pertaining to mineral commodity prices, the properties owned or controlled by Leadville, and has undertaken or caused to be undertaken on its behalf, such investigations as it deems necessary, reasonably prudent and desirable to satisfy itself as to the value and quality of the Leadville common stock to be acquired from Leadville pursuant to this letter agreement.

                                    AppII-3

                                  APPENDIX III

For Leadville:

(a) Due Organization. Leadville is duly incorporated, validly existing and in good standing, under the laws of the jurisdiction in which it was formed.

(b) Due Authorization. Leadville has the full corporate power and authority to enter into and perform this letter agreement and to consummate the transactions contemplated hereby. The execution and delivery of this letter agreement by Leadville, the consummation of the transactions contemplated hereby, and the performance by Leadville of all of its obligations under this letter agreement have been duly authorized and approved by such corporation. This letter agreement has been duly executed and delivered by duly authorized officers of Leadville.

(c) Enforceability. This letter agreement constitutes the legal, valid and binding obligation of Leadville enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors' rights, or by general equitable principles.

(d) No Conflict. Neither the execution and delivery of this letter agreement by Leadville, nor the consummation by either such corporation of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificates of incorporation, articles of incorporation, by-laws or other organizational instruments of Leadville, any law applicable to it or any of its properties or assets, or any order, writ, injunction, judgment or decree of any governmental authority or any arbitration award applicable to it or its properties or assets.

(e) No Contract Conflict. Neither the execution and delivery of this letter agreement by Leadville, nor the consummation by it of the transactions contemplated hereby, will conflict with or result in a breach of or give rise to a default or violation on the part of such corporation under any obligation, lease, license, agreement, contract, plan, or other arrangement to which it is a party or by which it is bound.

(f) No Litigation Conflict. There is no action, suit or proceeding pending or, to the knowledge of Leadville, threatened against or affecting it or any of its properties or assets, at law or in equity, or before any governmental authority, which would be reasonably likely to interfere with its ability to consummate this letter agreement or the transactions contemplated hereby.

(g) Regulatory Approvals and Third Party Consents. Except for the establishment of a Mexican subsidiary, no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by
     Leadville from or to any governmental authority or any third party in connection with the execution, delivery and performance by such corporation of this letter agreement or the transactions contemplated hereby.

(h) No Commissions. Leadville has not retained any broker, investment banker or other person or entity entitled to any commission or similar compensation in connection with this letter agreement or the transactions contemplated by this letter agreement.


                                    AppIII-2